As filed with the Securities and Exchange Commission on July 27, 2007

                                                             File No. 333-118443

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Pre-Effective Amendment No. _____
                         Post-Effective Amendment No. 1

                        (Check appropriate box or boxes)



                                PIONEER BOND FUND

               (Exact Name of Registrant as Specified in Charter)



                          (617) 742-7825 (Area Code and
                                Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:  Christopher P. Harvey, Esq.
            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended ("1933 Act").

There have been no changes to the Registrant's definitive proxy statement / prospectus as filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 497 under the 1933 Act on October 29, 2004 (Accession No.
0001145443-04-001685), or the Registrant's statement of additional information filed with pre-effective amendment No. 1 to the Registrant's registration statement on Form N-14, which was filed with the SEC on October 26, 2004 (Accession No. 0001145443-04-001613).

                                     PART C

                                OTHER INFORMATION
                                PIONEER BOND FUND

ITEM 15. INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of Pioneer Bond Fund (the "Registrant") on Form N-1A under the 1933 Act and the Investment Company Act of 1940 (File Nos. 2-62436 and 811-02864) as filed with the Securities and Exchange Commission on July 3, 2007 (Accession No. 0000276776-07-000075), which information is incorporated herein by reference.

(1)(a)      Agreement and Declaration of Trust                                 (1)

(1)(b)      Certificate of Trust                                               (1)

(1)(c)      Establishment and Designation of Classes                           (2)

(1)(d)      Establishment and Designation of Class R Shares                    (6)

(1)(e)      Establishment and Designation of Investor Class Shares             (*)

(1)(e)      Establishment and Designation of Class Z Shares                    (9)

(2)         Amended and Restated By-Laws                                       (8)

(3)         Not applicable

(4)         Agreement and Plan of Reorganization with regard to the
            Reorganization of Safeco Intermediate-Term Bond Fund
            into the Fund                                                      (7)

(5)         Reference is made to Exhibits (1) and (2) hereof

(6)(a)      Management Contract                                                (5)

(6)(b)      Expense Limitation Agreement (Investor Class Shares)               (*)

(6)(c)      Expense Limitation Agreement                                       (9)

(7)         Underwriting Agreement with Pioneer Funds Distributor, Inc.        (4)

(8)         Not applicable

(9)(a)      Custodian Agreement with Brown Brothers Harriman & Co.             (8)

(9)(b)      Amended Appendix A to Custodian Agreement                          (9)

(10)(a)     Amended and Restated Class A Distribution Plan                     (3)

(10)(b)     Amended and Restated Class B Distribution Plan                     (5)

(10)(c)     Class C Distribution Plan                                          (1)

(10)(d)     Class R Distribution Plan                                          (6)

(10)(e)     Class R Service Plan                                               (6)

(10)(f)     Multiple Class Plan Pursuant to Rule 18f-3 (Investor Class)        (*)

(10)(g)     Multiple Class Plan Pursuant to Rule 18f-3 (Class Z)               (9)

(11)        Opinion of Counsel (legality of securities being offered)         (**)

(12)        Opinion as to Tax Matters and Consent with regard to the
            Reorganization of Safeco Intermediate-Term Bond Fund into
            the Fund                                                         (***)

(13)(a)     Investment Company Service Agreement with Pioneering Services      (8)
            Corporation

(13)(b)     Amendment to Investment Company Service Agreement                  (9)

(13)(c)     Administration Agreement with Pioneer Investment Management, Inc.  (8)

(13)(d)     Amended Exhibit No. 1 to Administration Agreement                  (9)

(14)        Consents of Independent Registered Public Accounting Firm         (**)

(15)        Not applicable

(16)        Powers of Attorney                                                 (9)

(17)(a)     Codes of Ethics                                                    (7)

(17)(b)     Form of Proxy Card                                                 (*)

(1) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File Nos. 2-62436 and 811-02864), as filed with the SEC on May 14, 1999 (accession number 0000276776-99-000013).

(2) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A, as filed with the SEC on July 19, 2001 (accession number 0000276776-01-500006).

(3) Previously filed. Incorporated by reference from the exhibits filed with the Registration Statement on Form N-14 (File No. 333-64582), as filed with the SEC on July 3, 2001 (accession number 0000276776-01-500004).

(4) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A, as filed with the SEC on October 29, 2001 (accession number 0000276776-01-500036).

(5) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, as filed with the SEC on October 29, 2002 (accession number 0000276776-02-000008).

(6) Previously filed. Incorporated by reference from the exhibits filed with Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, as filed with the SEC on February 24, 2003 (accession number 0000276776-03-000002).

(7) Previously filed. Incorporated herein by reference from the exhibits filed with the Post-Effective Amendment No. 41 to the Registrant's Registration Statement on Form N-1A, as filed with the SEC on October 28, 2005 (Accession No. 0000276776-05-000033).

(8) Previously filed. Incorporated herein by reference from the exhibits filed with the Post-Effective Amendment No. 42 to the Registrant's Registration Statement on Form N-1A, as filed with the SEC on October 27, 2006 (Accession No. 0000276776-06-000037).

(9) Previously filed. Incorporated herein by reference from the exhibits filed with the Post-Effective Amendment No. 43 to the Registrant's Registration Statement on Form N-1A, as filed with the SEC on July 3, 2007 (Accession No. 0000276776-07-000075).

* Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's Initial Registration Statement on Form N-14 (File No. 333-118443), as filed with the SEC on August 20, 2004 (Accession No. 0001145443-04-001277).

** Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form N-14 (File No. 333-118443), as filed with the SEC on October 26, 2004 (Accession No. 0001145443-04-001613).

*** Filed herewith.

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 27th day of July, 2007.

                                                Pioneer Bond Fund

                                                By: /s/ John F. Cogan, Jr.
                                                ---------------------------

                                                John F. Cogan, Jr.
                                                Chairman of the Board
                                                and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                        Title                                                   Date

/s/ John F. Cogan, Jr.           Chairman of the Board and President                     July 27,2007
John F. Cogan, Jr.               (Principal Executive Officer)

/s/ Vincent Nave                 Chief Financial Officer and Treasurer                   July 27, 2007
Vincent Nave                     (Principal Financial and Accounting Officer)

Trustees:

David R. Bock*
David R. Bock

Mary K. Bush*
Mary K. Bush

John F. Cogan, Jr.*
John F. Cogan, Jr.

Margaret B. W. Graham*
Margaret B. W. Graham

Thomas J. Perna*
Thomas J. Perna

Marguerite A. Piret*
Marguerite A. Piret

John Winthrop*
John Winthrop


*By: /s/ John F. Cogan, Jr.     Attorney-in-fact                                        Dated: July 27, 2007
     John F. Cogan, Jr.

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.      Description

(12) Opinion as to Tax Matters and Consent with regard to the Reorganization of Safeco Intermediate-Term Bond Fund into the Fund